EXHIBIT 99.1

News Release

Contact:	Stewart Yee
Investor Relations
Affirmative Insurance Holdings, Inc.
(972) 728-2117

AFFIRMATIVE INSURANCE HOLDINGS, INC. ANNOUNCES FIRST QUARTER 2005 RESULTS

ADDISON, Texas (May 12, 2005) – Affirmative Insurance Holdings, Inc. (Nasdaq: AFFM), a producer and provider of personal non-standard automobile insurance, today announced financial results for the quarter ended March 31, 2005.

      Highlights for the Company’s first quarter included:

•	Net income for the first quarter of 2005 was $8.0 million, an increase of 9.8% compared to net income of $7.3 million for the first quarter of 2004;

•	Earnings per share for the first quarter of 2005 were $0.47 per diluted share with an annualized return on equity of 15.3%; and

•	Total revenues for the first quarter of 2005 were $87.1 million, an increase of $14.9 million or 20.7% as compared to total revenue of $72.2 million for the same period of 2004.

“Affirmative produced another quarter of solid profitability as we worked to fully employ the capital raised during 2004,” said Thomas E. Mangold, chief executive officer of Affirmative Insurance Holdings, Inc. “We continue to remain focused on developing and deploying our multiple distribution channel strategy, both through organic and acquisition expansion. We saw competitive pressures accelerate during this quarter, particularly in the independent agency distribution channel. From an underwriting and pricing perspective, we continue to exercise strong discipline and have been unwilling to sacrifice underwriting margins for the sake of top line growth. In the quarter we have continued to see favorable loss experience from prior periods. ”

First Quarter Financial Results
First quarter consolidated net income was $8.0 million or $0.47 per diluted share, up 9.8% from net income of $7.3 million or $0.62 per diluted share for the same period in 2004. Increases in consolidated net income were primarily due to increased retention of gross premium written in our insurance companies at favorable margins. Weighted average diluted shares for the first quarter increased to 17.1 million compared to 11.7 million for the same quarter of the prior year, as a result of the Company’s initial public offering in July of 2004.

Consolidated revenues for the three months ended March 31, 2005 were $87.1 million, an increase of $14.9 million, or 20.7%, compared to revenues of $72.2 million for the three months ended March 31, 2004. The increase in consolidated revenues was primarily due to increased retention of gross premiums written and increased invested assets in our insurance companies.

Total controlled premium decreased $5.6 million, or 4.7%, to $113.2 million in the first quarter of 2005 compared to total controlled premium of $118.8 million in the first quarter of 2004. In the Company’s Retail distribution channel, total controlled premium increased $3.4 million, or 9.1%, to $41.0 million in the first quarter of 2005, principally due to increases in Texas. Total controlled premium from the Company’s Independent Agency distribution channel decreased $6.9 million, or 12.7%, to $47.1 million primarily due to decreases in Florida, partially offset by increases in South Carolina and New Mexico. Total controlled premium from unaffiliated underwriting agencies decreased by $2.2 million, or 8.0%, to $25.1 million in the first quarter of 2005, primarily due to the continued run-off of a cancelled program in California partially offset by increases in two other programs in California.

Revenues from agency operations increased 12.1% to $47.7 million with a pre-tax margin of 17.2%, compared to revenues of $42.6 million with a pre-tax margin of 19.0% for the first quarter of 2004. Net income from agency operations increased 3.0% to $5.3 million from $5.1 million in the same quarter of the prior year.

Revenues from insurance company operations for the first quarter of 2005 were $76.1 million, an increase of 39.6% as compared to first quarter 2004 revenues of $54.5 million. The combined ratio for the first quarter of 2005 was 94.7% as compared to 93.2% for the first quarter of 2004. Net income from insurance company operations increased 34.3% to $3.3 million from $2.5 million in the same quarter of the prior year.

Guidance and Supplemental Information
Based on its current expectations of market conditions, Affirmative is adjusting its guidance for 2005 and estimates full year earnings to be in the range of $1.75 to $1.85 per diluted share from its earlier guidance of $1.90 to $2.10 per diluted share. This guidance is based on 17.1 million diluted shares and does not include the impact from any acquisitions that may occur in the future.

To provide a more complete understanding of Affirmative’s financial results, the Company has posted supplemental financial data on the investor relations portion of the Company’s website, www.affirmativeholdings.com. The data pertains to first quarter financial results for 2004 and 2005.

Conference call
Affirmative will hold a conference today, Thursday, May 12th, at 11:00 a.m. Eastern Time, 10:00 a.m. Central Time. Following a brief presentation, participants will have the opportunity to ask questions. To participate in the call, dial 1-800-299-9086 (international dial 1-617-786-2903), ten minutes before the conference call begins and dial passcode 95900620.

There will also be a real-time audio webcast of the conference call by CCBN. To listen to the live call, select the webcast icon from the investor relations section of Affirmative’s website http://www.affirmativeholdings.com at least 15 minutes before the start of the call to register, download, and install any necessary audio software. Individuals accessing the audio webcast will be “listen only” and will not have the ability to take part in the Q&A session.

A digital replay will be available one hour after the conclusion of the call. Interested individuals can access the webcast replay at http://www.affirmativeholdings.com, by clicking on the webcast link. The webcast replay will be available for 30 days after the call. Phone replay will be available through May 19th and may be accessed by dialing 1-888-286-8010 (international dial 1-617-801-6888), then enter passcode 27793299.

About Affirmative Insurance Holdings, Inc.
Headquartered in Addison, Texas, Affirmative Insurance Holdings, Inc., is a producer and provider of personal non-standard automobile insurance policies to individual consumers in highly targeted geographic markets. Affirmative currently offers products and services in 11 states, including Texas, Illinois, California and Florida.

Forward-Looking Statements Disclosure
Certain information in this news release and other statements or materials are not historical facts but are forward-looking statements relating to such matters as: assumed future results of the Company’s business; financial condition; liquidity; results of operations; plans; and objectives. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties that may affect the operations, performance, results of the Company’s business, and the other matters referred to above include, but are not limited to: general volatility of the non-standard personal automobile and reinsurance markets; the market price of our common stock; changes in business strategy; severe weather conditions; availability, terms and deployment of capital; the degree and nature of competitor product and pricing activity; changes in the non-standard personal automobile insurance industry, interest rates or the general economy; identification and integration of potential acquisitions; claims experience; availability of qualified personnel; and the loss of one or more members of the Company’s management team.

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Affirmative Insurance Holdings, Inc.
Consolidated Statements of Operations — Unaudited
(dollars in thousands, except per share data)

	Three months ended March 31,
	2005	2004
Revenues
Net premiums earned	$67,936	$47,210
Commissions and fees	17,902	24,761
Net investment income	1,257	227
Realized gains (losses)	3	(17)

Total revenues	87,098	72,181

Expenses
Losses and loss adjustment expenses	44,567	31,708
Policy acquisition and operating expenses	29,517	28,499
Interest expense	579	217

Total expenses	74,663	60,424

Net income before income taxes, minority interest and equity interest in unconsolidated subsidiaries	12,435	11,757
Income tax expense	4,406	4,207
Minority interest, net of income taxes	33	95
Equity interest in unconsolidated subsidiaries, net of income taxes	—	173

Net income	$7,996	$7,282

Net income per common share — Basic	$0.47	$0.63

Net income per common share — Diluted	$0.47	$0.62

Weighted average shares — Basic	16,845,934	11,582,422
Weighted average shares — Diluted	17,119,853	11,700,663

Affirmative Insurance Holdings, Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)

	March 31,	December 31,
	2005	2004

Assets
Fixed maturities — available for sale	$158,866	$157,666
Short-term investments	—	1,995

	158,866	159,661
Cash and cash equivalents	30,268	24,096
Fiduciary and restricted cash	27,230	16,267
Premiums and fees receivable	131,350	107,411
Commissions receivable	8,678	11,890
Receivable from reinsurers	55,294	75,403
Deferred acquisition costs	28,980	19,118
Other assets	111,559	107,074

Total assets	$552,225	$520,920

Liabilities and Stockholders’ Equity
Liabilities
Reserves for losses and loss adjustment expenses	103,808	93,030
Unearned premium	119,567	90,695
Amounts due reinsurers	28,673	43,167
Deferred revenue	28,076	24,478
Other liabilities	60,537	64,244

Total liabilities	340,661	315,614

Stockholders’ equity
Common stock	169	168
Additional paid-in capital	151,976	151,752
Accumulated other comprehensive income (loss)	(1,375)	251
Retained earnings	60,794	53,135

Total stockholders’ equity	211,564	205,306

Total liabilities and stockholders’ equity	$552,225	$520,920